EX 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-141864) pertaining to the AT&T Long Term Savings and Security Plan of our report dated June 22, 2007, with respect to the financial statements and supplemental schedule of the AT&T Long Term Savings and Security Plan included in this Annual Report (Form 11-K) as of and for the year ended December 31, 2006.

/s/ The Hanke Group, P.C.

San Antonio, Texas

June 22, 2007